Exhibit 10.4



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                            STOCK PURCHASE AGREEMENT



                                     Among



                        CarrAmerica Realty Corporation,
          OmniOffices (UK) Limited (solely for purposes of Article II,
                           Article IV and Article V)
                                      and
OmniOffices (Lux) 1929 Holding Company S.A. (solely for purposes of Article II,
                                   Article IV
                                and Article V),
                                on the one hand



                                      and



                             VANTAS Incorporated,

                       Reckson Services Industries, Inc.
           (solely for purposes of Section 5.4, 6.2 and Article XXI)
                               on the other hand

                         Dated as of January 20, 2000




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                               Table of Contents


                                                                          PAGE
                                   ARTICLE I
                               The Transactions

Section 1.1 The Transactions...................................................2
Section 1.2 The Closing........................................................2

                                  ARTICLE II
       Representations and Warranties of CarrAmerica, OMNI UK and LuxCo

Section 2.1 Organization and Standing; Books and Records.......................2
Section 2.2 Authority..........................................................3
Section 2.3 No Conflicts; Consents.............................................3
Section 2.4 Capital Stock of the Companies.....................................4
Section 2.5 Equity Interests...................................................5
Section 2.6 Investment Companies...............................................5
Section 2.7 Restrictions and Agreements........................................5
Section 2.8 Financial Statements; Undisclosed Liabilities......................5
Section 2.9 Absence of Changes or Events.......................................6
Section 2.10 Taxes.............................................................7
Section 2.11 Assets Other than Real Property Interests.........................8
Section 2.12 Real Property.....................................................8
Section 2.13 Contracts........................................................11
Section 2.14 Litigation.......................................................13
Section 2.15 Insurance........................................................13
Section 2.16 Benefit Plans....................................................13
Section 2.17 Compliance with Applicable Laws..................................15
Section 2.18 Labor Matters....................................................15
Section 2.19 Transactions with Affiliates.....................................16
Section 2.20 Corporate Name...................................................16
Section 2.21 Customers........................................................16
Section 2.22 Intellectual Property............................................16
Section 2.24 Brokers..........................................................19
Section 2.25 Competition......................................................19
Section 2.26 Data Protection..................................................19
Section 2.27 Equivalence......................................................19

                                  ARTICLE III
                   Representations and Warranties of VANTAS

Section 3.1 Organization and Standing.........................................20
Section 3.2 Authority.........................................................21
Section 3.3 No Conflicts; Consents............................................21

                                  ARTICLE IV
                        Agreements of OMNI UK and LuxCo

Section 4.1...................................................................21

                                   ARTICLE V
                               Mutual Covenants

Section 5.1 Consummation of the Transactions..................................25
Section 5.2 Publicity.........................................................25

                                  ARTICLE VI
                             Conditions to Closing

Section 6.1 Each Party's Obligation...........................................26
Section 6.2 CarrAmerica's Obligation..........................................26
Section 6.3 VANTAS' Obligation................................................26
Section 6.4 Frustration of Closing Conditions.................................27

                                  ARTICLE VII
Further Assurances............................................................27


                                 ARTICLE VIII
Assignment....................................................................27


                                  ARTICLE IX
Third-Party Beneficiaries.....................................................28


                                   ARTICLE X
Termination...................................................................28


                                  ARTICLE XI
                             Intentionally Omitted


                                  ARTICLE XII
Amendments....................................................................29


                                 ARTICLE XIII
Notices.......................................................................29


                                  ARTICLE XIV
Interpretation; Exhibits and Schedules........................................31


                                  ARTICLE XV
Counterparts..................................................................31


                                  ARTICLE XVI
Litigation Costs..............................................................31


                                 ARTICLE XVII
Entire Agreement..............................................................32


                                 ARTICLE XVIII
                             Intentionally Omitted


                                  ARTICLE XIX
Severability..................................................................32


                                  ARTICLE XX
Consent to Jurisdiction.......................................................32


                                  ARTICLE XXI
Governing Law.................................................................33


                                 ARTICLE XXII
Disclosure Schedules..........................................................33


                                 ARTICLE XXIII
Exclusive Remedy..............................................................33

                            SCHEDULES AND EXHIBITS

Exhibit A           Shares
Exhibit B           Notes


Schedule 2.1        Organization and Standing; Books and Records
Schedule 2.4        Capital Stock of the Companies
Schedule 2.5        Equity Interests
Schedule 2.7        Restrictions and Agreements
Schedule 2.8        Financial Statements; Undisclosed Liabilities
Schedule 2.9        Absence of Changes or Events
Schedule 2.11       Assets Other than Real Property Interests
Schedule 2.12       Real Property
Schedule 2.13       Contracts
Schedule 2.14       Litigation
Schedule 2.15       Insurance
Schedule 2.16       Benefit Plans
Schedule 2.17       Compliance with Applicable Laws
Schedule 2.18       Labor Matters
Schedule 2.19       Transactions with Affiliates
Schedule 2.21       Customers
Schedule 2.22       Intellectual Property
Schedule 2.23       Environmental Liability

                            INDEX TO DEFINED TERMS

Term                                                                 Page Number
----                                                                 -----------
Affiliate                                                                16
Agreement                                                                1
Applicable Laws                                                          14
Assumption Agreement                                                     26
Balance Sheets                                                           6
Benefit Plans                                                            14
Bona Fide Purchaser                                                      4
Buyer                                                                    1
Cap Ex Budgets                                                           22
CarrAmerica                                                              1
Closing                                                                  2
Closing Date                                                             2
Companies                                                                1
Consideration
Contracts                                                                13
Control                                                                  16
Controlled                                                               16
Controlling                                                              16
Customers                                                                16
Environment                                                              17
Financial Statements                                                     6
Financing Materials                                                      21
Governmental Entity                                                      4
Hazardous Substance                                                      17
HQ                                                                       1
HQ Merger                                                                1
Inland Revenue                                                           7
Intellectual Property                                                    16
Investment Company Act                                                   5
Lambert Smith Hampton                                                    16
Lambert Smith Hampton Group Limited                                      16
Loan Consideration                                                       2
Loan Notes                                                               26
Loans                                                                    1
LuxCo                                                                    1
LuxCo Owned Properties                                                   9
LuxCo Property(ies)                                                      9
LuxCo Real Property Lease                                                9
Lux Non-Voting Common Stock                                              1
MAM Investment                                                           19
Material Adverse Effect                                                  3
Merger Agreement                                                         1
Notes                                                                    1
Offices in the City of Vienna                                            16
Omni Offices                                                             16
Omni Offices (LUX) 1929 Holding Company S.A.                             16
OmniUK                                                                   1
OmniUK Property(ies)                                                     9
OmniUK Real Property Lease                                               9
Permit                                                                   17
Permitted Liens                                                          8
Phantom                                                                  3
Pre-Closing Tax Period                                                   7
Relevant Law                                                             17
RSI                                                                      1
Seller                                                                   1
Share Consideration                                                      1
Shares                                                                   1
Summary                                                                  25
Stock Purchase Agreement                                                 1
Subsidiary                                                               3
Tax                                                                      7
Taxes                                                                    7
Tax Return                                                               7
Total Consideration                                                      2
UK Non-Voting Common Stock                                               1
VANTAS                                                                   1

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 20, 2000 between CarrAmerica Realty Corporation, a Maryland corporation ("CarrAmerica" or "Seller"), OmniOffices (UK) Limited, a corporation formed under the laws of England ("Omni UK") (solely for purposes of Article II, Article IV and Article
V) and OmniOffices (Lux) 1929 Holding Company S.A., a corporation formed under the laws of Luxembourg, ("LuxCo" and together with Omni UK, collectively, the "Companies") (solely for purposes of Article II, Article IV and Article V) on the one hand, and VANTAS Incorporated, a Nevada corporation ("Buyer" or "VANTAS"), and Reckson Services Industries, Inc., a Delaware corporation ("RSI") (solely for purposes of Section 5.4, 6.2 and Article XXI), on the other hand.



                             W I T N E S S E T H:

     WHEREAS, CarrAmerica own shares of the capital stock of each of (i) OMNI UK and (ii) LuxCo;

     WHEREAS, CarrAmerica has made certain loans to OMNI UK and LuxCo as described on Exhibit B attached hereto (the "Loans") which Loans are evidenced by promissory notes, the dates and denominations of which are set forth on Exhibit B (the "Notes");

     WHEREAS, CarrAmerica desires to sell and transfer to VANTAS and VANTAS desires to purchase from CarrAmerica (i) 2,006,066 shares of non-voting common stock, par value (pound).01 per share, of OMNI UK (which represents approximately 95% of the equity interest in Omni UK) (the "UK Non-Voting Common Stock") and 144 shares of non-voting common stock, par value $250 per share, of LuxCo (which represents approximately 95% of the equity interest in LuxCo) (the "Lux Non-Voting Common Stock"; and together with the UK Non-Voting Common Stock, collectively, the "Shares") owned of record by the Seller for $23,972,306 in cash payable in accordance with Section 1.2 (such amount based on assumed Loan Consideration of $44,995,277 and subject to recalculatation at Closing pursuant to Annex A, the "Share Consideration") and (ii) the Notes in exchange for an amount equal to the principal amount of, and any accrued and unpaid interest with respect to, the Notes as of the Closing Date in accordance with Section 1.2 (the "Loan Consideration");

     WHEREAS, CarrAmerica desires to assume certain obligations of Omni UK upon the terms set forth in Section 5.3;

     WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) Buyer, Seller, RSI and HQ Global Workplaces, Inc. ("HQ") have entered into an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger, subject to and upon the terms and conditions set forth therein, of VANTAS with and into HQ (the "HQ Merger") immediately prior to the closing of the transactions contemplated hereby and (ii) Seller and RSI have entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the acquisition by RSI from Seller of certain shares of voting common stock and non-voting common stock of HQ simultaneously with the closing of the transactions contemplated hereby;

     WHEREAS, capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement; and

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I

                               The Transactions

     Section 1.1 The Transactions. (a) Upon the terms and subject to the conditions contained herein, on the Closing Date (as hereinafter defined), CarrAmerica will sell, convey, transfer, assign and deliver to VANTAS, and VANTAS will purchase and acquire from CarrAmerica, the number of Shares set forth opposite its name on Exhibit A attached hereto for the Share Consideration, payable as set forth below in Section 1.2.

     (b) Upon the terms and subject to the conditions contained herein, on the Closing Date, CarrAmerica will sell, convey, transfer, assign and deliver to VANTAS, and VANTAS will purchase and acquire from CarrAmerica, the Notes for the Loan Consideration, payable as set forth below in Section 1.2.

     Section 1.2 The Closing. The Closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048, immediately after the Effective Time of the HQ Merger and immediately prior to the Effective Time of the Second Step Merger, subject to the satisfaction or waiver of the conditions set forth in Article VII herein. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, (i) VANTAS shall deliver to CarrAmerica, by wire transfer to a bank account designated in writing by CarrAmerica at least two business days prior to the Closing Date, immediately available funds in an amount equal to the sum of (A) the Loan Consideration and (B) the Share Consideration (such sum of (A) and (B) being referred to herein as, collectively, the "Total Consideration") and (ii) CarrAmerica shall deliver or cause to be delivered to VANTAS (a) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed and (b) the originally executed Notes, duly endorsed by the Seller, without recourse, for transfer to VANTAS.

                                  ARTICLE II

       Representations and Warranties of CarrAmerica, OMNI UK and LuxCo

     (A) OMNI UK and LuxCo hereby severally with respect to itself and its Subsidiaries represent and warrant to VANTAS as follows:

     Section 2.1 Organization and Standing; Books and Records.

     (a) Each of the Companies is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Schedule 2.1 sets forth each Subsidiary (as defined below) of each of the Companies and the state or other jurisdiction of organization of such Subsidiary and the percentage ownership of each of the Companies with respect to each such Subsidiary. Each of the Companies and each of its respective Subsidiaries have all requisite corporate power and authority necessary to carry on their respective businesses as presently conducted and to enable each to own, lease or otherwise hold their respective properties and assets. Each of the Companies and their respective Subsidiaries are duly qualified to do business as a foreign corporation in each jurisdiction in which the conduct or nature of their respective business or the ownership, leasing or holding of their respective properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of either of the Companies and their respective Subsidiaries, taken as a whole (a "Material Adverse Effect"). The term "Subsidiary", for any Person, means each person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

     (b) Each of the Companies has made available to VANTAS true and complete copies of its respective certificate of incorporation and by-laws (or equivalent organizational document), each as amended to date. The stock certificate and transfer books and the minute books of the Companies (which have been made available for inspection by VANTAS prior to the execution and delivery of this Agreement) are true and complete.

     Section 2.2 Authority. Each of the Companies has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by the Companies to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by a duly authorized officer of each of the Companies and constitutes a legal, valid and binding obligation of each of the Companies, enforceable against each of the Companies in accordance with its terms except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally including such general equity principles as may apply in the enforcement of creditors' rights.

     Section 2.3 No Conflicts; Consents. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement by each of the Companies does not, and the consummation of the transactions contemplated hereby and compliance by the Companies with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to material loss of a benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of either of the Companies under, any provision of
(i) the certificate of incorporation or by-laws (or equivalent organizational document) of either of the Companies, (ii) any material note, bond, mortgage, indenture, deed of trust, loan document, license, lease, contract, commitment, agreement or arrangement to which either of the Companies is a party or by either of the Companies or any of their respective properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable either of the Companies or any of their respective properties or assets. Except as set forth on Schedule 2.3, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities or commodities exchange or other regulatory or self-regulatory body or association (a "Governmental Entity") is required to be obtained or made by or with respect to either of the Companies in connection with the execution, delivery and performance of this Agreement by the Companies or the consummation of the transactions contemplated hereby, other than compliance with any filings under the HSR Act.

     Section 2.4 Capital Stock of the Companies.

     (a) As of the date hereof, the authorized share capital of (i) OMNI UK consists of 200,000 shares of UK Voting Common Stock and 3,800,000 shares of UK Non-Voting Common Stock, one share of Class C Redeemable Preference Share, (pound).01 per share par value, and one share of Class D Redeemable Preference Share, (pound).01 per share par value ("Class D Stock") of which 105,582 shares of UK Voting Common Stock, 2,006,066 shares of UK Non-Voting Common Stock, one share of Class C Stock and one share of Class D Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable and (ii) LuxCo consist of 1000 shares of LUX Voting Common Stock and 1000 shares of Lux Non-Voting Common Stock, of which 144 shares of Lux Voting Common Stock and 144 shares of Lux Non-Voting Common Stock are duly authorized and validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 2.4, no such shares have been issued in violation of, or are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar right under any provision of applicable law, the certificate of incorporation or by-laws (or equivalent organizational document) of either of the Companies or any agreement, contract or instrument to which either of the Companies is a party or by which either or any of their respective properties or assets is bound. Except as set forth on Schedule 2.4 and except for the Notes made by LuxCo which are convertible at the holder's option into Lux Non-Voting Common Stock, there are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which either of the Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of either of the Companies or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of either of the Companies. There are no equity securities of either of the Companies reserved for issuance for any purpose except for securities reserved for issuance for the purposes set forth on Schedule 2.4. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of either Company may vote.

     (b) Ownership of Capital Stock of the Companies; the Shares. CarrAmerica is the record and beneficial owner of the number of Shares set forth opposite it's name on Exhibit A hereto. CarrAmerica has good and valid title to the Shares and the Notes, in each case free and clear of any liens, charges, claims, rights or encumbrances of any kind. Other than the Shares owned by HQ and as otherwise set forth on Schedule 2.4(b) and except for 1 Class C Share (par value $.01) of Omni UK and 1 Class D Share (par value $.01) of Omni UK, the Shares represent all of the issued and outstanding shares of capital stock of each of the Companies.

     (c) Assuming VANTAS is a "bona fide purchaser" within the meaning of the Uniform Commercial Code of the State of New York, upon delivery to VANTAS at the Closing of certificates representing the Shares and the Notes, in each case duly endorsed by the Seller for transfer to VANTAS, and upon the Seller's receipt of the Total Consideration, good and valid title to the Shares and Notes will pass to VANTAS, free and clear of any liens, charges, claims, rights or encumbrances of any kind. Except as set forth in Schedule 2.17 with respect to Brook Street or in Schedule 2.4(c), other than this Agreement, none of the Shares or Notes are subject to any agreement, contract, commitment, understanding or arrangement, including any such agreement, contract, commitment, understanding or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares or, in the case of the Notes, subordinating the payment obligations under the Notes to any other indebtedness or otherwise limiting any of the Seller's rights to enforce the Notes.

     Section 2.5 Equity Interests. Except as set forth in Schedule 2.5 and the other Schedules hereto, neither of the Companies nor any of their respective Subsidiaries directly or indirectly owns any capital stock of or other equity interests in any corporation, partnership or other person, and neither of the Companies are members of or participants in any partnership, joint venture or similar person.

     Section 2.6 Investment Companies. Neither of the Companies nor any of their respective Subsidiaries is registered or required to be registered as an Investment Company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     Section 2.7 Restrictions and Agreements. Except as set forth in Schedule 2.7, (i) neither of the Companies nor any of their respective Subsidiaries is a party to, nor are the Companies or any of their respective Subsidiaries or any of their respective properties or assets subject to or bound by, any judgment, order or decree of any Governmental Entity which has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) neither of the Companies nor any of their respective Subsidiaries is a party to, nor are any of their respective properties or assets subject to or bound by, any contract, agreement or other instrument, which, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, has or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.8 Financial Statements; Undisclosed Liabilities.

     (a) Schedule 2.8 sets forth (A) the unaudited consolidated balance sheets of each of the Companies as of September 30, 1999 (collectively, the "Balance Sheets"), and the unaudited consolidated statements of income of each of the Companies for the 9 month period ended September 30, 1999, and (B) the audited consolidated balance sheets of Omni UK as of December 31, 1998, and the audited consolidated statements of income of Omni UK for the period April to December 31, 1998, (for Omni UK, the financial statements described in clauses
(A) and (B) above, together with the notes to such financial statements, are collectively referred to herein as the "Financial Statements"). The Financial Statements are in all material respects in accordance with the respective books and records of the Companies and have been prepared in conformity with generally accepted accounting principles applying in the country or state of incorporation consistently applied throughout the periods indicated (except in each case as described in the notes thereto) and on that basis fairly present in all material respects (subject, in the case of the unaudited statements referred to in (A) above, to normal, recurring year-end adjustments) the financial condition and results of operations of Omni UK and its Subsidiaries as of the respective dates thereof and for the respective periods indicated.

     (b) Neither of the Companies nor any of their respective Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent, threatened or otherwise), except (A) as disclosed, reflected or reserved against in the respective Balance Sheets and the notes thereto, (B) items set forth on Schedule 2.8, (C) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the respective Balance Sheets that would not, individually or in the aggregate, result in a Material Adverse Effect and (D) Taxes.

     (c) Except as set forth in Schedule 2.8, the amount of all accounts receivable, including unbilled invoices which are reflected as accounts receivable on the respective Financial Statements, due, or recorded in the respective Balance Sheets as being due to the respective Companies and their respective Subsidiaries (less the amount of any provision or reserve therefor made in the respective Balance Sheets), are fully collectible in the normal course of business.

     Section 2.9 Absence of Changes or Events. Since the date of the respective Balance Sheets, there has not been any Material Adverse Effect or any development or change in circumstances that is reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 2.9 or as otherwise contemplated or permitted by this Agreement, since the date of the respective Balance Sheets, the business of each of the Companies and their respective Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted, and neither of the Companies nor any of their respective Subsidiaries has (i) declared or paid any dividend or made any other distribution to its respective shareholders whether or not upon or in respect of any shares of their respective capital stock, (ii) redeemed or otherwise acquired any shares of their respective capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of their respective capital stock, (iii) adopted or materially amended any Benefit Plan (as defined in Section 2.16), except as required by law, or entered into or amended any employment, severance or consulting agreement, contract or similar arrangement, (iv) granted to any their respective directors, officers or employees any increase in compensation or benefits, except for increases for any such director, officer or employee in the ordinary course of business consistent with past practice or as may be required under existing agreements, (v) incurred or assumed any liability, obligation or indebtedness for borrowed money or guaranteed any such liability, obligation or indebtedness, (vi) permitted, allowed or suffered any of their respective assets to become subject to any mortgage, security interest, lien or other similar restriction of any nature whatsoever, (vii) cancelled any indebtedness or waived any claims or rights of substantial value, except for customer trade adjustments in the ordinary course of business that for either Company do not exceed $25,000 individually or $100,000 in the aggregate, (viii) entered into, or modified, amended, terminated, or permitted the lapse of, any real property lease or other material agreement relating to real property, or (ix) incurred any indebtedness that is senior to the Notes in terms of rights of payment.

     Section 2.10 Taxes.

     (a) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all taxes, and all other charges, fees, levies or other assessments of a fiscal nature, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, national insurance, franchise, transfer and recording taxes, subscription taxes, fees and charges, including estimated taxes, imposed by the United Kingdom or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments; (B) "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes; (C) "Inland Revenue" shall mean the U.K. Inland Revenue and (D) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

     (b) In the last five years, the only jurisdictions where either of the Companies and their respective Subsidiaries have filed any income or subscription tax returns, as applicable, are the United Kingdom, Germany and Luxembourg, and certain of the Companies' Subsidiaries have filed payroll related (but not income) tax returns in Austria).

     (c) Except as set forth on Schedule 2.10, (A) Each of the Companies and their respective Subsidiaries have (x) duly filed with the appropriate Governmental Entities all Tax Returns required to be filed by them on or prior to the date hereof (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects and (y) duly paid in full or made provision in accordance with generally accepted accounting principles for the payment of all Taxes for all periods ending through the date hereof; (B) there are no liens for Taxes upon the assets of any of the Companies and their respective Subsidiaries, except for statutory liens for current Taxes not yet due; (C) each of the Companies and their respective Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; (D) no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any of the Companies and their respective Subsidiaries and none of the Companies and their respective Subsidiaries have received notice of any pending audits or proceedings; (E) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against either of the Companies or their respective Subsidiaries; (F) neither of the Companies nor their respective Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes; and (G) no power of attorney has been executed by either of the Companies or their respective Subsidiaries with respect to any matter relating to Taxes which is currently in force.

     Section 2.11 Assets Other than Real Property Interests.

     (a) Each of the Companies has good and valid title to all assets (other than real property interests) reflected on their respective Balance Sheets or acquired after the date thereof, except those sold or otherwise disposed of since the date of their respective Balance Sheets in bona fide arm's length transactions made in the ordinary course of business consistent with past practice and not in violation of this Agreement in each case free and clear of all liens, charges or encumbrances of any kind except those subject to the rights of suppliers under retention of title clauses or similar provisions and except (A) such as are set forth in Schedule 2.11, (B) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty and (C) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the businesses of the Companies and their respective Subsidiaries as presently conducted (the liens and imperfections of title described in clauses
(B) and (C) above are hereinafter referred to collectively as "Permitted
Liens").

     (b) All of the Companies' respective material tangible personal property has been maintained in accordance with the past practice of each such Company and generally accepted industry practice. Each item of the Companies' respective material tangible personal property is in reasonably good operating condition and repair, ordinary wear and tear excepted. All of the Companies' respective leased personal property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof, and each such Company has made all payments required by all such respective leases.

     Section 2.12 Real Property.

         (a) Neither of the Companies nor any of their respective Subsidiaries owns any real property or interests in real property, other than OmniUK Real Property Leases (as defined below) or LuxCo Real Property Leases (as defined below), and the OmniUK Owned Property (as defined below), as applicable.
Schedule 2.12 sets forth a complete list of all real property and interests in real property owned, leased or otherwise held by OmniUK and its Subsidiaries (such leased properties, individually, an "OmniUK Real Property Lease," and the real properties specified in such leases being referred to herein individually as an "OmniUK Property" and collectively as the "OmniUK Properties," and the owned property, the "OmniUK Owned Property") and LuxCo and its Subsidiaries (such leased properties, individually, a "LuxCo Real Property Lease," and the real properties specified in such leases being referred to individually as an "LuxCo Property" and collectively as the "LuxCo Properties" as respective lessees. Each of the Companies has made available true and complete copies of the OmniUK Real Property Leases and the LuxCo Real Property Leases. The OmniUK Property, LuxCo Property and OmniUK Owned Property constitute all interests in real property currently used or currently held for use in connection with the respective businesses of the Companies and their respective Subsidiaries and which are necessary for the continued operation of the respective businesses of the Companies and their respective Subsidiaries as such businesses are currently conducted. Each OmniUK Real Property Lease and LuxCo Real Property Lease is valid, binding, enforceable and in full force and effect, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally including such general equitable principles as may apply in the enforcement of creditors' rights. Each of the Companies and each of their respective Subsidiaries has performed in all material respects all obligations required to be performed by them, if any, under each OmniUK Real Property Lease and LuxCo Real Property Lease. Other than the consents set forth on the Summary (as herein defined), at Closing no event or conditions will exist which will constitute or, after notice or lapse of time or both, would constitute a default in any material respect on the part of the Companies or any of their respective Subsidiaries under any such OmniUK Real Property Lease or LuxCo Real Property Lease, as applicable. To each Company's knowledge, each other party to each OmniUK Real Property Lease or LuxCo Real Property Lease, as applicable, has in all material respects performed all obligations required to be performed by it, and no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a default in any material respect on the part of such other party under any such OmniUK Real Property Lease or LuxCo Real Property Lease, as applicable. All of the OmniUK Properties, LuxCo Properties, buildings, fixtures and improvements thereon owned or leased by the Companies or any of their respective Subsidiaries are in good operating condition and repair (subject to normal wear and tear).

     (b) Except as set forth on Schedule 2.12, the Companies and their respective Subsidiaries have all material certificates of occupancy and material permits and licenses of any Governmental Entity necessary for the current use and operation of the OmniUK Property, the LuxCo Property and the OmniUK Owned Property, and the Companies and their respective Subsidiaries have complied with all material conditions of such material permits and licenses applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such material permit or license, other than defaults or violations which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

     (c) There does not exist any actual or, to the knowledge of each Company, threatened or contemplated condemnation or eminent domain proceedings that affect any of the OmniUK Property, the LuxCo Property, the OmniUK Owned Property or any part thereof, and none of the Companies or any of their respective Subsidiaries has received any written notice, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

     (d) None of the Companies or any of their respective Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any of the OmniUK Property, the LuxCo Property or the OmniUK Owned Property requiring performance of any structural or other substantial repairs or alterations to such OmniUK Property, LuxCo Property and the OmniUK Owned Property.

     (e) Except as set forth on Schedule 2.12, none of the Companies or any of their respective Subsidiaries owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

     (f) There is no actual or contingent liability on the part of either of the Companies in relation to any real property other than as set forth on
Schedule 2.12 including any actual or contingent liability as previous lessee or underlessee or guarantor or surety or covenant in relation to any Omni UK Real Property Leases or LuxCo Real Property Leases.

     (g) There is no mortgage debt secured by Wyvol's Court, which is the only UK Owned Property.

     Section 2.13 Contracts. Except as set forth in Schedule 2.13, neither of the Companies nor any of their respective Subsidiaries is a party to or otherwise bound by any:

     (a) employment, severance or consulting agreement, contract or other arrangement;

     (b) covenant not to compete or covenant restricting the development, marketing or distribution of the products and services of either of the Companies or any of their respective Subsidiaries including without limitation, franchise agreements providing for geographic or name exclusivity;

     (c) agreement, contract or other arrangement with (A) any stockholder of either Company or any Affiliate (as defined herein) of any such stockholder or
(B) any current or former officer, director or employee of either of the Companies or their respective Subsidiaries;

     (d) lease or similar agreement or other arrangement with any person under which (A) either of the Companies or any of their respective Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) either of the Companies or any of their respective Subsidiaries is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by either of the Companies or any of their respective Subsidiaries, in the case of either (A) or (B) which has an aggregate future liability or receivable, as the case may be, of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of more than 60 days for a cost of not more than $100,000 individually;

     (e) (A) continuing agreement, contract or other arrangement for the future purchase of supplies or equipment, (B) management, service, consulting or other similar type of agreement, contract or other arrangement or (C) advertising agreement, contract or other arrangement, in the case of any of
(A), (B) or (C) which has an aggregate future liability to any person of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually;

     (f) license, option or similar agreement, contract or other arrangement relating in whole or in part to intellectual property (including any license or other agreement under which either of the Companies or any of their respective Subsidiaries is licensee or licensor of any such intellectual property) or to trade secrets, confidential information or proprietary rights and processes of the either of Companies or any other person, in any such case, which has an aggregate future liability or receivable, as the case may be, of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually;

     (g) except for the Notes and certain inter-company loans made between the Companies and their Subsidiaries, agreement, contract or other instrument or arrangement under which either of the Companies or any of their respective Subsidiaries has borrowed any money from, or issued any note, bond, debenture, guarantee or other evidence of indebtedness to, any person in any such case which has an aggregate future liability to any person of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually;

     (h) except for certain inter-company loans made between the Companies and their Subsidiaries, agreement, contract or other instrument or arrangement under which either of the Companies or any of their respective Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person in any such case which has an aggregate future liability to any person of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually;

     (i) agreement, contract or other instrument or arrangement providing for indemnification of any person with respect to liabilities relating to any current or former business of either of the Companies or any of their respective Subsidiaries or any predecessor person in any such case which has an aggregate future liability to any person of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually; or

     (j) other agreement, contract or other arrangement to which either of the Companies or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets is bound which has an aggregate future liability or receivable to or from any person of more than $100,000 individually or is not terminable by such Company or any of such Company's Subsidiaries by notice of not more than 60 days for a cost of not more than $100,000 individually.

; provided, however, that notwithstanding anything to the contrary contained herein other than any contracts relating to office equipment, maintenance or service for any individual business center of the Companies or their respective Subsidiaries which does not require annual payments in excess of $25,000, the sum of the aggregate future liabilities and costs of termination associated with all contracts, arrangements, agreements or understandings to which either of the Companies or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets which are not set forth on Schedule 5.2, 2.13 or 2.16 is bound exceed $5,000,000.

     Except as set forth in Schedule 2.13, all agreements, contracts, leases, subleases, licenses, options, instruments or arrangements of the Companies or any of their respective Subsidiaries listed in the Schedules hereto (collectively, "Contracts") are valid, binding and in full force and effect and are enforceable by the respective Company which is a party to such Contract and each of its Subsidiaries in accordance with its terms, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally including such general equitable principles as may apply in the enforcement of creditors' rights. Except as set forth in Schedule 2.13, the Companies and their respective Subsidiaries have performed in all material respects all obligations required to be performed by them to date under material Contracts and none of the Companies or their respective Subsidiaries are (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to each Company's knowledge, no other party to any material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     Section 2.14 Litigation. Except as set forth in Schedule 2.14, there is no claim, action, suit, proceeding, arbitration, investigation or inquiry before any Governmental Entity or any private arbitration tribunal now pending, or, to the knowledge of each Company, threatened, against, relating to or affecting either of the Companies or any of their respective Subsidiaries or any of their respective properties, employees, assets or business or the transactions contemplated by this Agreement. Except as set forth in Schedule 2.14, to the knowledge of each Company, there is no basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. None of the Companies, any of their respective Subsidiaries or any of their respective directors, officers or employees or any of their respective Subsidiaries have been permanently or temporarily enjoined or prohibited by judgment, order or decree of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the businesses engaged in by the Companies and their respective Subsidiaries. None of the Companies is operating under, subject to or in default with respect to any judgment, order or decree of any Governmental Entity enjoining or prohibiting either of the Companies or any of their respective Subsidiaries from taking, or requiring either of the Companies or any of their respective Subsidiaries to take, any action of any kind or to which either of the Companies or any of their respective Subsidiaries or any of their respective properties or assets is subject or bound.

     Section 2.15 Insurance. Schedule 2.15 lists all policies of fire and casualty, liability and other forms of insurance maintained or held by each of the Companies or any of their respective Subsidiaries, which policies are in such amounts, and with such deductibles and which insure against such risks and losses as are customary for the businesses conducted by the Companies and their respective Subsidiaries. All such policies are in full force and effect and are sufficient for compliance by each of the Companies and their respective Subsidiaries with all their respective agreements, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of each of Companies and their respective Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     Section 2.16 Benefit Plans.

     (a) Schedule 2.16 sets forth a list and brief description of all retirement, health, life fringe benefit, severance or similar employee benefit arrangements (all the foregoing being herein called "Benefit Plans") maintained by each of the Companies or any of their respective Subsidiaries for the benefit of any director, officer or employee of any of the Companies or their respective Subsidiaries. Each of the Companies has made available to VANTAS true, complete and correct copies of each Benefit Plan.

     (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. Each of the Companies, their respective Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of applicable law, and all employer and employee contributions have been timely made under such Benefit Plans. There are no lawsuits, actions, termination proceedings or other formal proceedings pending, or, to the knowledge of each Company, threatened against or involving any Benefit Plan and, to the knowledge of each Company, there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan.

     (c) None of the Benefit Plans provide for post-retirement medical or dental insurance benefits, the cost of which is not entirely borne by the retirees eligible therefor.

     (d) Except as set forth in Schedule 2.16, no director, officer or employee or former director, officer or employee of either the Companies or their respective Subsidiaries will become entitled to payment or accelerated vesting of any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

     Section 2.17 Compliance with Applicable Laws. Each of the Companies and their respective Subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity ("Applicable Laws"). Except as set forth in Schedule 2.17, none of the Companies or any of their respective Subsidiaries has received any written communication during the past two years from a Governmental Entity that alleges that either of the Companies or any of their respective Subsidiaries are not in compliance in any material respect with any Applicable Laws.

     Section 2.18 Labor Matters. (i) Except as disclosed on Schedule 2.18:

          (i) neither of the Companies nor any of their respective Subsidiaries is a party to any labor or collective bargaining agreement with respect to its employees; no employees of either of the Companies or any of their respective Subsidiaries are represented by any labor organization; no labor organization or group of employees of either of the Companies or any of their respective Subsidiaries has made a pending demand for recognition or certification to either of the Companies or any of their respective Subsidiaries; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of each Company, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving either of the Companies or any of their respective Subsidiaries;

          (ii) there are no strikes, lockouts, work stoppages or slowdowns pending or, to the knowledge of each of the Companies, threatened against or involving either of the Companies or any of their respective Subsidiaries;

          (iii) there are no unfair labor practice charges, arbitrations or grievances pending or threatened in writing against or involving either of the Companies or any of their respective Subsidiaries relating to the employment or termination of employment of any individual by either of the Companies or any of their respective Subsidiaries;

          (iv) there are no complaints, charges or claims against either of the Companies or any of their respective Subsidiaries pending or, to the knowledge of each of the Companies or any of their respective Subsidiaries, threatened in writing to be brought or filed with any Governmental Entity based on or arising out of the employment by the Companies of any employee;

          (v) the Companies and each of their respective Subsidiaries are in compliance in all material respects with all laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes; and

          (vi)    none of the Companies or any of their respective
     Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

     Section 2.19 Transactions with Affiliates. Except as set forth in
Schedule 2.19 and excluding the Notes, (i) none of the Contracts between either of the Companies and/or any of their respective Subsidiaries, on the one hand, and any Affiliate of either such Company, on the other hand, will continue in effect subsequent to the Closing, (ii) after the Closing no Affiliate of either of the Companies will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of such Company, and (iii), no Affiliate of either of the Companies has any direct or indirect ownership interest in any person in which either of the Companies and/or their respective Subsidiaries has any direct or indirect ownership interest. As used herein the term "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner, managing member or trustee of such Person or any Person referred to in clause (i) above. For purposes of this definition of Affiliate, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     Section 2.20 Corporate Name. Schedule 2.22 sets out the rights of OmniUK, LuxCo and their respective subsidiaries in "OmniOffices", "HQ", "Lambert Smith Hampton", "Lambert Smith Hampton Group Limited" and "Offices in the City of Vienna" and none of the Companies and their respective Subsidiaries has received any notice of conflict during the past two years with respect to the rights of others regarding such names. LuxCo has the exclusive right in Luxembourg to use the name "OmniOffices (Lux) 1929 Holding Company S.A. Except as set forth in Schedule 2.22, no person (other than each of the Companies and their respective Subsidiaries) is authorized by either of the Companies to use, or otherwise has the right to use, the names in England, Germany, Austria and Luxembourg.

     Section 2.21 Customers. Except for the Persons leasing or otherwise having rights to occupy those properties subject to real property leases (collectively, the "Customers") set forth in Schedule 2.21, neither of the Companies nor their respective Subsidiaries have any Customer from which any received more than 2% of its respective revenues during their most recent full fiscal year. Since the date of the respective Balance Sheets, there has not been any material adverse change in the business relationships of either of the Companies and their respective Subsidiaries with any Customers set forth in Schedule 2.21.

     Section 2.22 Intellectual Property. (a) Except as set forth on Schedule 2.22, each of the Companies has good title to or the right to use all material copyrights, patents, trademarks (registered or unregistered), trade names and service marks and applications therefor and other material intellectual property and proprietary rights, whether or not subject to statutory registration or protection, necessary for the conduct of any of their respective businesses as currently conducted (collectively, "Intellectual Property"). Schedule 2.22 sets forth a list of the registered and unregistered trademarks owned or used by each of the Companies and all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth in Schedule 2.22, the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

     (b) Except as set forth on Schedule 2.22, neither the Companies nor any of their respective Subsidiaries has granted any options, licenses or agreements of any kind relating to Intellectual Property listed in Schedule
2.22 or the marketing or distribution thereof. Neither of the Companies nor any of their respective Subsidiaries is bound by or a party to any options, licenses or agreements of any kind relating to the Intellectual Property of any other person, except as set forth in Schedule 2.22 and except for agreements relating to computer software licensed to any of the Companies or any of their respective Subsidiaries in the ordinary course of business. Subject to the rights of third parties set forth in Schedule 2.22, all Intellectual Property is free and clear of the claims of others and of all liens, security interests and encumbrances whatsoever. The conduct of the business of each of the Companies as presently conducted does not violate, conflict with or infringe the intellectual property of any other person except where such infringement would not have a Material Adverse Effect. Except as set forth in Schedule 2.22, (i) no claims are pending, or to the knowledge of each Company, threatened, against either of the Companies by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) during the past two years neither of the Companies have received any communications alleging that the Companies or any of their respective Subsidiaries has violated any rights relating to intellectual property of any Person.

     Section 2.23 Environmental Liability.

     For purposes of this Section 2.23, the following definitions shall apply:

     In this paragraph, where the context admits--

     "Environment" means air (including, without limitation, that within buildings or natural or man-made structures, whether above or below ground), water (including, without limitation, inland fresh waters and ground waters as defined in Section 104(1)(d) of the Water Resources Act
     1991) and land (including, without limitation, soil and river beds under any water as described above, surface land and sub-surface land) and all other matter and energy, in whatever form, state, compositions or combinations, at whatever level and in or under whatever forces, systems, cycles or other conditions occurring (whether as elements or compounds, whether as radioactivity, heat, light, sound or other electromagnetic radiation or wave forms, whether in solid, liquid or gaseous state, whether in animal, vegetable, mineral, organic or inorganic forms and whether in a state of equilibrium or reactivity) anywhere in, on, around or affecting the world or any part of it (including without limitation its atmosphere and orbital path);

     "Hazardous Substance" means any waste and/or any substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation) which alone or in combination with any other substance is hazardous, toxic, radioactive, explosive or capable of polluting, damaging or otherwise adversely affecting or impairing the Environment or causing harm to the health, well-being or existence (now or in the future) of any human being or any other living organism;

     "Permit" means any consent, approval, authorisation, exemption, licence, order or permission;

     "Relevant Law" means a requirement of or duty imposed by international law, EU law, the common law, United Kingdom legislation and subordinate or delegated legislation, a judgement, order or award of any court, or European Community regulations or directives having the force of law in the United Kingdom, which in any case relate to the protection of the Environment (or any part of it), the control of discharges or emissions, the prevention of harm to or impairment of the health, well-being or existence (now or in the future) of any human being or of any other living organism, or to the storage, disposal, handling or transport of any Hazardous Substance.

     (a) To the knowledge of the Companies, except as set forth or referred to in Schedule 2.23 no allegation or claim of any violation or failure to comply with the requirements of any Relevant Law has been received by either of the Companies or any of their respective Subsidiaries and to the knowledge of the Companies there are no circumstances which might give rise to such a claim. Except as set forth or referred to in Schedule 2.23, the Company has not received any notice of equivalent nature, or any judgement, order, decree, award, demand or decision in respect of the Environmental from any court, tribunal, arbitrator or governmental or regulatory authority and to the knowledge of the Companies there have been no complaints, investigations, enquiries, requests for information or other indications of any possible claims or legal actions in respect of the Environment from any Person.

     (b) To the knowledge of the Companies and except as set forth or referred to in Schedule 2.23 during or prior to the period of its or any of its Subsidiaries' ownership or operation of their respective current properties there were no releases or threatened releases of Hazardous Substances in or under or affecting any such property.

     (c) Except as set forth or referred to in Schedule 2.23, each of the Companies and their respective Subsidiaries has obtained all material Permits required by all Relevant Laws in relation to the conduct of its business and has complied with the material terms of the such Permits in all material respects.

     Section 2.24 Brokers. No brokers or finders that have acted for CarrAmerica in connection with this Agreement except for Goldman Sachs & Co.

     Section 2.25 Competition. Neither of the Companies has been nor is it concerned in any agreements or arrangements which infringed or infringes or which have or should have been registered under or which have or to the Companies' knowledge may become the subject of any reference, inquiry, proceeding, report, assurance or undertaking under or in respect of the Restrictive Trade Practices Acts 1976 and 1977, the Fair Trading Act 1973,
Article 81, 82, 85 or Article 86, if applicable, of the Treaty of Rome, the Competition Act 1980, the Competition Act 1998 or any other anti-trust, anti-restrictive practice or similar legislation within the United Kingdom and neither of the Companies has made or, to each of the Companies' knowledge, threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph.

     Section 2.26 Data Protection. Except as set forth in Schedule 2.17, the Companies and each of their Subsidiaries hold all necessary United Kingdom data protection registrations as required under United Kingdom legislation in respect of all personal data (as that expression is defined in the United Kingdom data protection legislation) other than those the absence of which would have Material Adverse Effect.

     Section 2.27 Equivalence. For the purpose of construction, the references in the representations and warranties contained herein to (i) any statutory provision enacted, or accounting principles applying, in the United States shall be deemed to include references to any corresponding provision in the local legislation and (where relevant) to generally accepted accounting principles applying in the country or state of incorporation, (ii) any governmental or administrative authority or agency shall be deemed to include references to the equivalent federal state or local governmental or administrative authority or agency; and (iii) certificates of incorporations or by-laws shall be deemed to include references to the equivalent documents (including memoranda and articles of association or statutes) which describe the governance of the Companies.

     Section 2.28 MAM Investment. OmniUK and certain of its Subsidiaries have agreed to invest up to Lire 20 million in Mercury Executive Offices, L.P. on the terms and conditions set forth in the limited partnership agreement, dated November 16, 1998 (the "MAM Investment"), of which at least Lire 15,594,241 has been funded. So long as VANTAS satisfies its obligations under Section 5.4, no consent is necessary under the Limited Partnership Agreement, dated 16 November, 1998, constituting the Mercury Executive Offices, L.P. or the Management Agreement with respect thereto, in order to maintain such contracts or arrangements in full force and effect following the Closing.

     Section 2.29 Contingent Payments. Except as set forth in Section 5.3, there are no contingent payment obligations or "earn-outs" which are or may become payable in connection with center acquisitions made by the Companies or any of their respective Subsidiaries prior to the date of this Agreement.

     (B) CarrAmerica hereby represents and warrants to VANTAS as follows:

     Section 2.1 Authority. CarrAmerica has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by CarrAmerica to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by a duly authorized officer of CarrAmerica and constitutes a legal, valid and binding obligation of CarrAmerica, enforceable against CarrAmerica in accordance with its terms except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally including such general equity principles as may apply in the enforcement of creditors' rights.

     Section 2.2. No Conflicts; Consents. The execution and delivery of this Agreement by CarrAmerica does not, and the consummation of the transactions contemplated hereby and compliance by CarrAmerica with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to material loss of a benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of such Seller under, any provision of (i) the certificate of incorporation or by-laws (or equivalent organizational document) of CarrAmerica, (ii) any material note, bond, mortgage, indenture, deed of trust, loan document, license, lease, contract, commitment, agreement or arrangement to which CarrAmerica is a party or by which CarrAmerica or any of its properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to CarrAmerica or any of its properties or assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities or commodities exchange or other regulatory or self-regulatory body or association is required to be obtained or made by or with respect to CarrAmerica in connection with the execution, delivery and performance of this Agreement by CarrAmerica or the consummation of the transactions contemplated hereby, other than compliance with any filings under the HSR Act.

                                  ARTICLE III

                   Representations and Warranties of VANTAS

         VANTAS hereby represents and warrants to CarrAmerica as follows:

     Section 3.1 Organization and Standing. VANTAS is duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority necessary to carry on its business as presently conducted and to enable it to own, lease or otherwise hold its properties and assets; and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties or assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of VANTAS and its Subsidiaries, taken as a whole.

     Section 3.2 Authority. VANTAS has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by VANTAS to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by a duly authorized officer of VANTAS and constitutes a legal, valid and binding obligation of VANTAS, enforceable against VANTAS in accordance with its terms except insofar as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting enforcement of creditors' rights generally including such general equity principles as may apply in the enforcement of creditors' rights.

     Section 3.3 No Conflicts; Consents. The execution and delivery of this Agreement by VANTAS does not, and the consummation of the transactions contemplated hereby and compliance by VANTAS with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a material loss of a benefit under, or result in the creation of any lien, charge or encumbrance of any kind upon any of the properties or assets of VANTAS under, any provision of (i) the Certificate of Incorporation or By-Laws of VANTAS,
(ii) any material note, bond, mortgage, indenture, deed of trust, loan document, license, lease, contract, commitment, agreement or arrangement to which VANTAS is a party or by which it or any of its properties or assets is bound or (iii) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to VANTAS or any of its properties or assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to VANTAS in connection with the execution, delivery and performance of this Agreement by VANTAS or the consummation of the transactions contemplated hereby, other than compliance with any filings under the HSR Act.

                                  ARTICLE IV

                        Agreements of OMNI UK and LuxCo

     Section 4.1 Each of Omni UK and LuxCo and, as applicable, CarrAmerica covenants and agrees as follows:

     (a) Access. Prior to the Closing, the Companies shall, and shall cause their respective Subsidiaries to, give VANTAS and its respective officers, employees, representatives, counsel financing sources and accountants and their respective counsel, auditors and authorized representatives full access, during normal business hours and upon reasonable notice, to the personnel, properties, financial statements, contracts, books, records, working papers and other relevant information pertaining thereto each of the Companies and their respective Subsidiaries and shall request and use commercially reasonable efforts to cause their respective employees, counsel, auditors and financial advisors to cooperate with VANTAS in their preparation of any rating agency presentation materials, private placement prospectus or offering memorandum, syndication book or similar marketing materials ("Financing Materials") in connection with a transaction to sell securities of HQ in connection with the HQ Merger or obtain a credit facility to finance VANTAS' obligations pursuant to this Agreement and RSI's obligations pursuant to the Stock Purchase Agreement and in their investigation of the businesses of each of the Companies and their respective Subsidiaries on a consolidated basis, including by furnishing copies of data or information pertaining to the businesses of the Companies and their respective Subsidiaries for purposes of due diligence or, with the prior written approval of CarrAmerica, which approval will not be reasonably withheld, for inclusion in any Financing Materials in connection with a transaction to sell securities of HQ in connection with the HQ Merger or obtain a bank credit facility to finance VANTAS's obligations pursuant to this Agreement and RSI's obligations pursuant to the Stock Purchase Agreement. Prior to the Closing, the Companies shall, and shall cause their respective Subsidiaries, officers and employees to, furnish to VANTAS and its respective officers, employees, representatives, counsel and accountants such financial, tax and operating data and other information with respect to the business, properties and assets of each of the Companies and their respective Subsidiaries as VANTAS or any such person shall from time to time reasonably request, and the Companies shall, and shall cause their respective Subsidiaries, directors, officers and employees to, cooperate with, and the Companies shall request their respective independent public accountants and independent legal counsel to cooperate with, VANTAS and its respective officers, employees, representatives, counsel and accountants so as to enable VANTAS to be kept fully informed with respect to the business, assets, financial condition, results of operations and prospects of the Companies.

     (b) Ordinary Conduct. Except as set forth in the capital expenditure and operating budgets (the "CapEx Budgets") of each of the Companies attached hereto as part of Schedule 4.1(b) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the Companies and each of their respective Subsidiaries shall continue to conduct their business in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their respective relationships with customers and others with whom they deal. The Companies and their respective Subsidiaries shall not take any action that would, or that could reasonably be expected to, result in (A) any of the representations and warranties (including, but not limited to, those set forth in Article II) of the Companies set forth in this Agreement that are qualified as to materiality becoming untrue or incorrect, (B) any of such representations and warranties that are not so qualified becoming untrue or incorrect in any material respect or (C) any of the conditions to the Closing set forth in Section 6.3 not being satisfied. In addition, except as set forth in the CapEx Budgets or Schedule 4.1(b) or otherwise expressly permitted by the terms of this Agreement, each of the Companies and their respective Subsidiaries shall not do any of the following without the prior written consent of VANTAS:

          (i) adjust, split, combine or reclassify any of their respective capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, membership or partnership interests or any securities or obligations convertible into or exchangeable for any shares of their respective capital stock or membership or partnership interests; issue, deliver or sell any shares of its capital stock or membership or partnership interests or any securities convertible into or exercisable for, or any rights, options or warrants to acquire, any such shares or securities (whether for cash or property) to any person;

          (ii) sell, lease, transfer or otherwise dispose of, or subject to any Lien, any of their respective properties or assets, or cancel, release or assign any material indebtedness owed to either of the Companies or any material claim held by either of the Companies, except (i) in bona fide arm's length transactions made in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force as of the date of this Agreement and listed in Schedule 2.13;

          (iii) incur or assume any liabilities or incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or entity (other than a wholly owned Subsidiary) except pursuant to contracts or agreements listed in Schedule 2.13 or except for loans by CarrAmerica necessary to fund the business of the Companies in the ordinary course or to fund committed developments;

          (iv) make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity except pursuant to contracts or agreements in force as of the date of this Agreement and listed in Schedule 2.13;

          (v) make any material change in any Omni UK Real Property Lease or LuxCo Real Property Lease, as applicable, or other contracts or enter into, renew, fail to renew, terminate or permit to be terminated any Omni UK Real Property Lease or LuxCo Real Property Lease, as applicable, any other contract or agreement that calls for aggregate annual payments of $25,000 or more and which either (i) is not terminable by either of the Companies or their respective Subsidiary, as applicable, at will on 60 days or less notice without payment of a penalty or (ii) has a term of more than six months;

          (vi) except in the ordinary course of business consistent with past practices (but in no event greater than 10% with respect to any employees), increase the compensation or fringe benefits of any of their respective employees or pay any bonus, pension or retirement allowance not required by any existing plan or agreement to which any such employees become a party, materially amend or commit themselves to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation except for accelerations required by any existing plan or agreement set forth on Schedule 2.16;

          (vii) other than with respect to the MAM Investment, make any loans, advances or capital contributions to any other person, other than loans and advances to their respective Subsidiaries;

          (viii) make any capital expenditures in excess of (A) $25,000 individually or (B) $100,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair not to exceed in the aggregate $250,000;

          (ix)    Intentionally Omitted;

          (x) settle any claim, action or proceeding involving money damages except in the ordinary course of business consistent with past practice for settlements for monetary damages that in any event do not, individually or in the aggregate with any other such settlements, exceed $100,000; provided, however, that notwithstanding the foregoing, in no event may either of the Companies settle such claim, action or proceeding without VANTAS' prior written consent if such settlement imposes any ongoing duties, obligations or liabilities on the Companies which can reasonably be expected to require either of the Companies to incur liabilities in excess of $100,000 or unduly impair the conduct of either of the Companies' business;

          (xi)    Intentionally Omitted;

          (xii) amend their respective Certificates of Incorporation, By-laws or similar governing documents, as the case may be;

          (xiii)  enter into any new line of business;

          (xiv) enter into or perform any commitment, contractual obligation, borrowing, capital expenditure or other transaction (except pursuant to the Notes or agreements in force as of the date of this Agreement and listed on Schedule 2.13) with any officer, director, consultant or Affiliate of either of the Companies or any of their respective Subsidiaries;

          (xv) make any changes in their respective accounting methods, except as may be required under law, rule, regulation or generally accepted accounting principles in the jurisdiction of incorporation of the applicable Company, in each case as concurred in by such party's independent public accountants; or

          (xvi)   agree to, or make any commitment to, do any of the foregoing.

     Each of the Companies recognizes that the agreements contained in this
Section 4.1(b) are an integral part of the transactions contemplated by this Agreement and that without these agreements, VANTAS would not enter into this Agreement; accordingly, in the event of the breach by either of the Companies of the terms of this Section 4.1(b), VANTAS shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to enforce the specific performance thereof by either of the Companies, to enjoin either of the Companies from actions or omissions in violation of this Section 4.1(b) or to otherwise obtain preliminary injunctive relief (without the necessity to post a bond) from such actions or omissions.

     (c) Confidentiality. Each of the Companies shall keep all information provided to it or any of its representatives pursuant to this Agreement confidential, and each of the Companies shall not disclose such information to any Persons other than the directors, officers, employees, financial advisors, legal advisors, accountants and consultants of the respective Companies who reasonably need to have access to the confidential information and (i) in the case of directors, officers, employees, legal advisors and the principal accountants of each of the Companies, who are advised of the confidential nature of such information, and (ii) in the case of any financial advisors, other accountants or consultants of each of the Companies, who execute an agreement with VANTAS agreeing to maintain confidentiality of such information; provided, however, the foregoing obligation of each of the Companies shall (A) not relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by each of the Companies or by Persons to whom each of the Companies has made such information available, or (ii) is or becomes available to each of the Companies on a non-confidential basis from a third party that is not, to either of the Companies' knowledge, bound by any other confidentiality agreement with VANTAS or (B) prohibit disclosure of any information of each of the Companies believes in good faith that disclosure is required by law, rule, regulation, court order or other legal or governmental process (including SEC or GAAP reporting requirements) or if each of the Companies believes in good faith that disclosure is advisable to explain a material deviation from either of the Companies' expected financial results that arises from the transactions contemplated hereby; provided, further that in the case of a disclosure described in clause (B) above, each of the Companies shall (i) give prior notice to VANTAS of any such disclosure and (ii) consult with VANTAS prior to making such disclosure. Notwithstanding anything to the contrary contained herein, the covenant of VANTAS set forth in this Section 4.1(c) shall terminate 3 years after the Closing Date.

     (d) Supplemental Disclosure. Each of the Companies shall give prompt notice to VANTAS of (i) any representation or warranty made by either of the Companies, contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by either of the Companies to comply with or satisfy in any material respect any covenant, agreement or condition to be complied with or satisfied by either of the Companies under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (e) Summaries. Not later than two weeks prior to the Closing Date, CarrAmerica shall deliver to VANTAS a true and accurate summary (the "Summary") of the OmniUK Real Property Leases and the LuxCo Real Property Leases indicating for each such lease (i) location, (ii) rent, (iii) term,
(iv) square footage of space demised thereunder, and (v) whether or not the consent of the landlord is required in order for VANTAS to be able to succeed to the rights of the tenant under such OmniUK Real Property Lease and LuxCo Real Property Lease.

                                   ARTICLE V

                               Mutual Covenants

     Section 5.1 Consummation of the Transactions. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur upon the terms and conditions hereof. CarrAmerica and the Companies shall cooperate with VANTAS, and VANTAS shall cooperate with CarrAmerica and the Companies, in filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all Governmental Entities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement.

     Section 5.2 Publicity. From the date of the execution and delivery of this Agreement through the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of (i) VANTAS in the case of a release or an announcement by CarrAmerica or (ii) CarrAmerica in the case of a release or an announcement by VANTAS (in each case which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable, allow VANTAS or CarrAmerica, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance.

     Section 5.3 Payment for and Assumption of the Loan Notes. At the Closing, CarrAmerica will assume the obligations under those certain loan notes dated as of May 15, 1998 and January 8, 2000 (the "Loan Notes"), and concurrently therewith, VANTAS shall pay CarrAmerica an amount equal to $21,229,327 (reduced by the amount of any payments thereon prior to Closing). At Closing, the parties shall enter into an assumption agreement in the form and substance reasonably acceptable to the parties hereto (the "Assumption Agreement"). At Closing, CarrAmerica shall deliver to VANTAS collateral reasonably satisfactory to VANTAS to secure CarrAmerica's obligations under the Assumption Agreement which collateral shall be released at such time as VANTAS is released from the obligation or at the time such obligation is satisfied or expires.

     Section 5.4 MAM Investment. Prior to Closing, RSI shall execute a replacement letter(s) of undertaking to replace that certain letter(s) of undertaking delivered by CarrAmerica to the MAM in connection with its investment in MAM.

     Section 5.5 Brook Street or Hammersmith Collateral. At the Closing, RSI shall provide $922,530 to OmniUK to replace the cash or certificate of deposit securing OmniUK's reimbursement obligation to Barklays Bank with respect to a letter of credit securing the Brook Street or Hammersmith lease, as applicable, and OmniUK shall pay such funds to Carr America at the Closing.

                                  ARTICLE VI

                             Conditions to Closing

     Section 6.1 Each Party's Obligation. The respective obligation of each party hereto to effect the transactions contemplated hereby is subject to the satisfaction or waiver of the following conditions: (i) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Entity that prohibits the purchase and sale of the Shares or the Notes or any of the other material transactions contemplated by this Agreement and (ii) no action, claim, proceeding or investigation shall be pending or threatened by any Governmental Entity (other than a court acting in response to an action, claim or proceeding by a non-Governmental Entity) that, if successful, would result in any of the foregoing effects.

     Section 6.2 CarrAmerica's Obligation. The obligations of CarrAmerica to sell and deliver the Shares and the Notes to VANTAS and assume the Loan Notes are subject to the satisfaction (or waiver by CarrAmerica) as of the Closing of the following conditions:

     (a) The representations and warranties of VANTAS made in this Agreement shall be true and correct as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and VANTAS and RSI shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by VANTAS or RSI, as applicable, by the time of Closing, except where the failure of such representations and warranties to be true and correct and/or the failure to perform, comply with and satisfy such covenants, agreements and conditions would not constitute a Company Transaction Value Impairment. VANTAS and RSI shall have delivered to CarrAmerica a certificate dated the Closing Date and signed by an officer of each of VANTAS and RSI confirming the foregoing.

     (b) VANTAS shall have delivered to CarrAmerica the cash required by Sections 1.2 and 5.3.

     (c) The HQ Merger shall have been consummated immediately prior to the Closing hereunder.

     Section 6.3 VANTAS' Obligation. The obligation of VANTAS to purchase the Shares and the Notes from CarrAmerica is subject to the satisfaction (or waiver by VANTAS) as of the Closing of the following conditions:

     (a) The representations and warranties of CarrAmerica made in this Agreement shall be true and correct, as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and each of CarrAmerica and the Companies shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by CarrAmerica and/or the Companies, as applicable, by the time of the Closing, except where the failure of such representations and warranties to be true and correct and/or the failure to perform, comply with and satisfy such covenants, agreements and conditions would not constitute a VANTAS Transaction Value Impairment (other than those contained in Sections 2.4(b) and 2.4(c), which shall be true and correct). CarrAmerica shall have delivered to VANTAS a certificate dated the Closing Date and signed by an officer of CarrAmerica confirming the foregoing.

     (b) CarrAmerica shall have delivered the stock certificates representing the Shares duly endorsed for transfer and the Notes pursuant to Section 1.2.

     (c) The HQ Merger shall have been consummated immediately prior to the Closing hereunder.

     (d) CarrAmerica shall have executed and delivered the Assumption Agreement, in form and substance reasonably satisfactory to the parties hereto and otherwise satisfying the requirements of Section 5.3.

     Section 6.4 Frustration of Closing Conditions. None of CarrAmerica or VANTAS may rely on the failure of any condition set forth in Section 6.1,
Section 6.2 or Section 6.3, respectively, to be satisfied if such failure was caused by such party's failure to perform its obligations hereunder or to use its commercially reasonable efforts to cause the Closing to occur as required by Section 5.1.

                                  ARTICLE VII

                              Further Assurances

     From time to time, as and when requested by another party hereto, a party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VIII

                                  Assignment

     This Agreement and the rights and obligations hereunder shall not be assignable or transferable by (i) the Seller without the prior written consent of VANTAS or (ii) by VANTAS without the prior written consent of Seller; provided, that such assignment shall not limit or affect VANTAS's obligations hereunder; and provided, further, that the Seller may assign its rights and obligations hereunder in connection with a merger, consolidation or other similar business combination involving Seller or a sale of all or substantially all of Seller's assets. Any attempted assignment in violation of this Section 8 shall be void ab initio and of no further force and effect.


                                  ARTICLE IX

                         No Third-Party Beneficiaries

     This Agreement is for the sole benefit of each of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

                                   ARTICLE X

                                  Termination

     (a) Anything contained herein to the contrary notwithstanding this Agreement shall terminate automatically upon the termination of the Merger Agreement or the Stock Purchase Agreement in accordance with its terms. In addition, anything contained herein to the contrary notwithstanding this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (i) by mutual written consent of CarrAmerica and VANTAS;

          (ii) by CarrAmerica if the Company has the right to terminate the Merger Agreement in accordance with its terms;

          (iii) by RSI if VANTAS has the right to terminate the Merger Agreement in accordance with its terms;

          (iv) by CarrAmerica or Buyer (provided, however, in the case of Buyer, only if Buyer has given CarrAmerica at least five business days' prior written notice of its intention to terminate pursuant to this
     Section 12(a)(iv), which notice may not be given prior to May 1, 2000), if the Closing does not occur on or prior to April 30, 2000;

          (v) by CarrAmerica or the Buyer at any time prior to the Closing if any Governmental Entity shall have issued a judgment, order or decree or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of the Shares or Notes or any of the other material transactions contemplated by this Agreement, and such judgment, order or decree or other action shall have become final and nonappealable;

          (vi)by CarrAmerica upon a breach of any representation, warranty or covenant on the part of the Buyer set forth in this Agreement, or if any representation or warranty shall become untrue, and such breach or subsequent failure to remain true constitutes a Company Transaction Value Impairment with the result that, in either such case, the conditions set forth in Section 6.2 shall have become incapable of being satisfied by April 30, 2000 (or otherwise extended); or

          (vii) by the Buyer upon a breach of any representation, warranty or covenant of the Companies or CarrAmerica set forth in this Agreement, of if any representation or warranty of CarrAmerica shall become untrue, and such breach or subsequent failure to remain true constitutes a VANTAS Transaction Value Impairment with the result that, in either such case, the conditions set forth in Section 6.3 shall have become incapable of being satisfied by April 30, 2000 (or as otherwise extended).

     (b) In the event of termination by CarrAmerica or VANTAS pursuant to this
Article X, written notice thereof setting forth the reasons therefore shall forthwith be given to the other party and VANTAS, and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article X, this Agreement shall become void ab initio and of no further force or effect, except for the provisions of (i) Section 5(b) relating to publicity and (ii) this Article X. Nothing in this Article X shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement, the Stock Purchase Agreement or the Merger Agreement.

                                  ARTICLE XI

                             Intentionally Omitted

                                  ARTICLE XII

                                  Amendments

     No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is asserted.

                                 ARTICLE XIII

                                    Notices

     All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

            (i)      if to the Seller,
                     CarrAmerica Realty Corporation
                     1850 K Street, NW
                     Washington, D.C.  20006
                     Telecopy No: 202-729-1160
                     Attention: Linda Madrid, General Counsel

                     with a copy to:
                     Hogan & Hartson, L.L.P.
                     Columbia Square
                     555 Thirteenth Street, N.W.
                     Washington, D.C.  20004-1109
                     Telecopy No:     (202) 637-5910
                     Attention:       J. Warren Gorrell, Jr.
                                      David W. Bonser; and

            (ii)     if to the Companies:
                     OmniUK
                     5 Park Place
                     London, England SW1A 1LP
                     Attention:       Peter Kershaw

                     LuxCo
                     7 Val Sainte Croix
                     L-2015 Luxembourg
                     Attention:       Helene Muller

                     with copies to:
                     HQ Global Workplaces, Inc.
                     15950 N. Dallas Parkway, Suite 350
                     Dallas, Texas 75248
                     Telecopy: (972) 361-8216
                     Attention: Jill Louis, General Counsel

                     and

                     Hogan & Hartson, L.L.P.
                     Columbia Square
                     555 Thirteenth Street, N.W.
                     Washington, D.C.  20004-1109
                     Telecopy No:     (202) 637-5910
                     Attention:       J. Warren Gorrell, Jr.
                                      David W. Bonser; and

            (iii)    if to VANTAS
                     c/o Reckson Service Industries, Inc.
                     10 East 50th Street
                     Suite 2700
                     New York, NY 10022
                     Telecopy No: (212) 931-8001
                     Attention: Scott H. Rechler
                                  Jason M. Barnett

                     with copies to:
                     Brown & Wood LLP
                     One World Trade Center
                     New York, NY 10048
                     Telecopy No:  (212) 839-5599
                     Attention:       Joseph W. Armbrust, Jr.
                                      J. Gerard Cummins


or such other address as any party may from time to time specify by written notice to the other parties hereto.

                                  ARTICLE XIV

                    Interpretation; Exhibits and Schedules

     The headings contained in this Agreement and in any Exhibit to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. This Agreement is gender neutral. Any word in this Agreement that refers to a particular gender shall also refer to all other genders, including masculine, feminine and neuter.

                                  ARTICLE XV

                                 Counterparts

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

                                  ARTICLE XVI

                               Litigation Costs

     If any litigation with respect to the obligations of the parties under this Agreement results in a final nonappealable order of a court of competent jurisdiction that results in a final disposition of such litigation, the prevailing party, as determined by the court ordering such disposition, shall be entitled to reasonable attorneys' fees as shall be determined by such court. Contingent or other percentage compensation arrangements shall not be considered reasonable attorneys' fees.

                                 ARTICLE XVII

                               Entire Agreement

     This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

                                 ARTICLE XVIII

                             Intentionally Omitted

                                  ARTICLE XIX

                                 Severability

     If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

                                  ARTICLE XX

                            Consent to Jurisdiction

     The Buyer and RSI, on the one hand, and the Companies and CarrAmerica, on the other hand, agree to commence any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby against the other party either in a federal court located in the State of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in a Delaware state court. Each party to this Agreement submits and consents to personal jurisdiction in any such litigation. The Buyer and RSI, on the one hand, and the Companies and CarrAmerica, on the other hand, further agree that service of any process, summons, notice or document delivered by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Article XX. The Buyer, on the one hand, and the Companies, on the other hand, irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Delaware state court or (ii) any federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

                                  ARTICLE XXI


                                 Governing Law

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                                 ARTICLE XXII

                             Disclosure Schedules

     Any fact, circumstance, condition, document or other matter disclosed in any Schedule referenced herein shall be deemed to have been disclosed for all purposes under the Agreement including all other relevant Schedules, provided that the relevance of the disclosure to such other Schedules can be reasonably discerned from the applicable Schedule.

                                 ARTICLE XXIII

                               Exclusive Remedy

     The parties hereto acknowledge and agree that after the Closing, the terms of the Indemnification Escrow Agreement shall be the sole remedy for any breach of any of the representations and warranties contained herein (other than breaches arising out of fraud) and in no event shall VANTAS or RSI have any claim against OmniUK or LuxCo with respect to any such breach.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                     CARRAMERICA REALTY CORPORATION


                                     By:  /s/ Karen B. Dorigan
                                        _________________________________
                                          Name:  Karen B. Dorigan
                                          Title:  Managing Director


                                     RECKSON SERVICES INDUSTRIES, INC.,
                                     solely for the purposes of Section 5.4


                                     By:  /s/ Jason Barnett
                                        ____________________________
                                           Name:  Jason Barnett
                                           Title:  E.V.P.


                                     VANTAS INCORPORATED


                                     By:  /s/ Stephen M. Rathkopf
                                        ____________________________
                                           Name:  Stephen M. Rathkopf
                                           Title:  Secretary

                                     OmniOffices (UK) Limited (solely for
                                           purposes of Article II, Article IV
                                           and Article V)

                                     By:  /s/ Thomas A. Carr
                                           ____________________________
                                           Name:       Thomas A. Carr
                                           Title:      Director

                                     OmniOffices (Lux) 1929 Holding Company
                                        S.A.  (solely for purposes of
                                        Article II, Article IV and Article V)

                                     By:  /s/ Thomas A. Carr
                                           ____________________________
                                           Name:       Thomas A. Carr
                                           Title:      Director



                                     By:  /s/ Gary Kusin
                                          ____________________________
                                           Name:       Gary Kusin
                                           Title:      Director

                                   Exhibit A


OmniOffices (UK) Limited                                2,006,066 Class B Shares

OmniOffices (Lux) 1929 Holding Company S.A.             144 Class B Shares

                                  [Exhibit B]

                                [List of Notes]